Registration No. 333-90867
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                ----------------
                                 AMENDMENT NO. 6
                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------

                               eAcceleration Corp.
             (Exact name of registrant as specified in its charter)

DELAWARE                                 7319                    91-2006409
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
   of incorporation or         Classification Code Number)   Identification No.)
       organization)

       1223 NW FINN HILL ROAD, POULSBO, WASHINGTON 98730 - (360) 697-9260 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  CLINT BALLARD
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EACCELERATION CORP.
                             1223 NW FINN HILL ROAD
                            POULSBO, WASHINGTON 98730
                                 (360) 697-9260
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal place of business and agent for service)

                                    COPY TO:
                              NEIL M. KAUFMAN, ESQ.
                             KAUFMAN & MOOMJIAN, LLC
                   50 CHARLES LINDBERGH BOULEVARD - SUITE 206
                          MITCHEL FIELD, NEW YORK 11553
                                 (516) 222-5100
                                ----------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the provisions of the Certificate of Incorporation and By-Laws of the Registrant, each person who is or was a director or officer of Registrant shall be indemnified by the Registrant as of right to the full extent permitted or authorized by the General Corporation Law of Delaware. Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the Registrant, such person shall be indemnified against expenses reasonably incurred in connection with such action, including attorney's fees. If unsuccessful in defense of a third-party civil suit or a criminal suit or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses, including attorneys' fees, and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the Registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses incurred in the defense or settlement of such suit, including attorneys' fees, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that if such a person is adjudicated to be liable in such suit for negligence or misconduct in the performance of such person's duty to the Registrant, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to be indemnified for such expenses.

     Prior to the initial closing of this offering, the Registrant expects that its officers and directors will be covered by officers' and directors' liability insurance, with policy coverage will be $2,000,000, which will include reimbursement for costs and fees. The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever, including attorneys' fees and related disbursements, actually and reasonably incurred in connection with either the investigation, defense or appeal of a Proceeding, as defined, including amounts paid in settlement by or on behalf of an Indemnitee, as defined.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee. . . . . . . . . . . . . . . . . . . . . .     $  5,213
Blue Sky Fees and Expenses. . . . . . . . . . . . . . . . . . .       60,000*
Accounting Fees and Expenses. . . . . . . . . . . . . . . . . .       95,000*+
Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . .      300,000*+
Advertising . . . . . . . . . . . . . . . . . . . . . . . . . .      100,000*
Printing and Engraving. . . . . . . . . . . . . . . . . . . . .       35,000*
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . .        4,787*
Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $600,000*
                                                                    ========
----------
*  Estimated
+ No amounts resulting from these expenses will be paid by the Registrant that will cause the total expenses of the distribution to exceed 20% of the gross proceeds of the distribution.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On July 1, 1999, we granted to Andrew Bourland, Yuri Shalimov, E. Edward Ahrens, Scott Ellentuck, Steven Koda and Vladimir Panfilovich options to purchase an aggregate of 117,500 shares of common stock, each of which currently has an exercise price of $5.31 per share. Mr. Bourland was granted an option to purchase 12,500 shares. He provided advice to us at the time of grant relating to online marketing and online media. Mr. Shalimov was granted an option to purchase 5,000 shares. He performed services to us at the time of grant relating to software testing. Mr. Ahrens was granted an option to purchase 25,000 shares. Mr. Ahrens, our current chief financial officer, was performing accounting services for us at the time of the grant. Mr. Ellentuck was granted options to purchase 12,500 shares. He performed services for us at the time of grant relating to servers and bandwidth. Mr. Koda was granted an option to purchase 12,500 shares. He performed patent and trademark-related legal services for us at the time of grant. Mr. Panfilovich was granted an option to purchase 50,000 shares. He performed services for us at the time of grant relating to programming. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.

     On this date, we also granted to 19 employees options to purchase an aggregate of 450,000 shares of common stock each of which currently has an exercise price of $6.25 per share. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.

     On July 12, 1999, we approved the grant to a consultant, Millennium Capital Quest, an option to purchase 34,300 shares of the common stock, which currently has an exercise price of $5.31 per share. At the time of grant, Millennium provided advice to us on various alternatives in raising capital, public relations and marketing, and advice relating to corporate and management structuring. The issuance of this option was a private transaction exempt from registration under Section 4(2) of the Securities Act. At the time of grant, Millenium was a sophisticated investor and was provided access to such information regarding the business and finances of the Registrant, and was provided the opportunity to discuss with the Registrant's management the business, affairs and financial condition of the Registrant and such other matters with respect to the Registrant as would concern a reasonable person considering investing is the shares of the Registrant. The option was granted on May 1, 2000.

     On July 21, 1999, we granted to two employees options to purchase an aggregate of 25,000 shares of common stock, each of which currently has an exercise price of $6.25 per share. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.

     On July 26, 1999, we granted to an employee an option to purchase 12,500 shares of common stock which currently has an exercise price of $6.25 per share. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.

     On August 30, 1999, we granted to five employees options to purchase an aggregate of 62,500 shares of the common stock, each of which currently has an exercise price of $6.25 per share. The issuance of these options were private transactions exempt from registration under Rule 701 under the Securities Act.

     On September 15, 1999, we granted to an employee an option to purchase 5,000 shares of the common stock which currently has an exercise price of $6.25 per share. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.

     On September 16, 1999, we granted to a consultant and director nominee, Edward P. Swain, Jr., an option to purchase 50,000 shares of common stock which currently has an exercise price of $5.31 per share. Mr. Swain provided consulting services to us at the time of grant including services relating to strategic planning, operations and capitalization. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.

     On September 27, 1999, we granted to a former consultant and director nominee, Michael J. Clementz, an option to purchase 50,000 shares of common stock which was terminated as of May 19, 2000 upon the termination of his consulting arrangement with us. This option had an exercise price of $4.78 per share prior to expiration. Mr. Clementz provided consulting services to us at the time of grant including services relating to strategic planning, operations and capitalization. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.

     On October 5, 1999, we granted to an employee an option to purchase 12,500 shares of the common stock which currently has an exercise price of $6.25 per share. The issuance of this option was a private transaction exempt from registration under Rule 701 under the Securities Act.

     As of October 31, 1999, we granted to our then chief financial officer, Shane H. Traveller, who is currently a consultant, an option that currently entitles him to purchase 10,000 shares of our common stock, and currently has an exercise price of $5.31 per share. Under our agreement with Mr. Traveller, Mr. Traveller provides advise to us relating to marketing, financial, accounting and administration matters. The issuance of this option was a private transaction exempt from registration under Rule 701 of the Securities Act.

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

ITEM 27.  EXHIBITS.

Number   Description
------   -----------
3.1      Certificate of Incorporation of the Registrant.*
3.2      Bylaws of the Registrant.*
4.1      Specimen Common Stock Certificate.*
5.1 Opinion and Consent of Kaufman & Moomjian, LLC regarding the legality of the securities being registered.*
10.1     Amended and Restated 1999 Stock Incentive Compensation Plan.*
10.2     Employment Agreement between the Registrant and Clint Ballard, as amended.*
10.3 Employment Agreement between the Registrant and Diana T. Ballard, as amended.*
10.4 Form of Indemnification Agreement between the Registrant and its executive officers and directors.*
10.5     Form of Subscription Agreement for this offering.*
10.6 Form of Escrow Agreement between the Registrant and American Stock Transfer & Trust Co.*
10.7 Distribution Agreement between the Registrant and Pointe Control, as amended.*
10.8 Software License and Distribution Agreement between the Registrant and Syncronys Softcorp.*
10.9 Lease Agreement, as amended, between the Registrant and Finn Hill Partnership.*
10.10    Lease Agreement between the Registrant and Olympic Place II, L.L.C.*
10.11 Consulting Agreement between the Registrant and Millennium Capital Quest, as amended.*
10.12 Severance, Settlement and General Release Agreement between the Registrant and Shane H. Traveller, as amended and restated.*
10.13    Form of Lock-in Agreement among the Registrant, Clint Ballard and Diana
         T. Ballard.*
10.14 Stockholders Agreement among the Registrant, Clint Ballard and Diana T. Ballard.*
10.15    Form of Insertion Order for Media Ring, Inc.*
10.16    Form of BURST! Media LLC Advertising Contract.*
10.17    Form of Insertion Order for Adauction.com, Inc.*
10.18    Form of Campaign Insertion Order for Adsmart.*
10.19 Form of Web Advertising Services Agreement between Flycast Communications Corporation and the Registrant. *
10.20 Amendment and Termination Agreement between the Registrant and Millennium Capital Quest.*
10.21    Form of sample Insertion Order for tombstone banner advertisements.*
10.22    Distribution Agreement between Registrant and Sourcenext Corporation.*
10.23 Amendment to Severance, Settlement and General Release Agreement between the Registrant and Shane H. Traveller.*
10.24 Amendment to Amendment and Termination Agreement between the Registrant and Millenium Capital Quest.*
23.1     Consent of McKennon, Wilson & Morgan, LLP.
27.1     Financial Data Schedule.*
99.1     Consent of Edward P. Swain, Jr.*
99.2     Consent of William E. Hoke.*
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*   Previously filed.

ITEM 28. UNDERTAKINGS.

The Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i)    Include any prospectus required by Section 10(a)(3) of the Securities
    Act;

    (ii)   Reflect in the prospectus any facts of events which,  individually or
    together, represent  a  fundamental   change  in  the  information  in  the
    registration statement; and

    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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


                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 6 to this Registration Statement to be signed on its behalf by the undersigned, in the City of Poulsbo, State of Washington on the 11th day of August, 2000.

                                     eAcceleration Corp.

                                     By: /s/ Clint Ballard
                                        --------------------------------------
                                         Clint Ballard
                                         President and Chief Executive Officer



   In accordance with the requirements of the Securities Act of 1933, this Amendment No. 6 to this Registration Statement was signed by the following persons in the capacities indicated on August 11, 2000.


Signatures                      Title


/s/ Clint Ballard               President, Chief Executive Officer and Director
-----------------------------   (Principal Executive Officer)
Clint Ballard


         *                      Chairman of the Board, Secretary,
-----------------------------   Treasurer and Director
Diana T. Ballard


/s/ E. Edward Ahrens            Chief Financial Officer
------------------------------  (Principal Financial and Accounting Officer)
E. Edward Ahrens


*By:  /s/ Clint Ballard
     ------------------------------
     Attorney-in-fact
                                      II-6

                                  EXHIBIT INDEX

Number   Description
------   -----------
3.1      Certificate of Incorporation of the Registrant.*
3.2      Bylaws of the Registrant.*
4.1      Specimen Common Stock Certificate.*
5.1 Opinion and Consent of Kaufman & Moomjian, LLC regarding the legality of the securities being registered.*
10.1     Amended and Restated 1999 Stock Incentive Compensation Plan.*
10.2     Employment Agreement between the Registrant and Clint Ballard, as amended.*
10.3 Employment Agreement between the Registrant and Diana T. Ballard, as amended.*
10.4 Form of Indemnification Agreement between the Registrant and its executive officers and directors.*
10.5     Form of Subscription Agreement for this offering.*
10.6 Form of Escrow Agreement between the Registrant and American Stock Transfer & Trust Co.*
10.7 Distribution Agreement between the Registrant and Pointe Control, as amended.*
10.8 Software License and Distribution Agreement between the Registrant and Syncronys Softcorp.*
10.9 Lease Agreement, as amended, between the Registrant and Finn Hill Partnership.*
10.10    Lease Agreement between the Registrant and Olympic Place II, L.L.C.*
10.11 Consulting Agreement between the Registrant and Millennium Capital Quest, as amended.*
10.12 Severance, Settlement and General Release Agreement between the Registrant and Shane H. Traveller, as amended and restated.*
10.13    Form of Lock-in Agreement among the Registrant, Clint Ballard and Diana
         T. Ballard.*
10.14 Stockholders Agreement among the Registrant, Clint Ballard and Diana T. Ballard.*
10.15    Form of Insertion Order for Media Ring, Inc.*
10.16    Form of BURST! Media LLC Advertising Contract.*
10.17    Form of Insertion Order for Adauction.com, Inc.*
10.18    Form of Campaign Insertion Order for Adsmart.*
10.19 Form of Web Advertising Services Agreement between Flycast Communications Corporation and the Registrant. *
10.20 Amendment and Termination Agreement between the Registrant and Millennium Capital Quest.*
10.21    Form of sample Insertion Order for tombstone banner advertisements.*
10.22    Distribution Agreement between Registrant and Sourcenext Corporation.*
10.23 Amendment to Severance, Settlement and General Release Agreement between the Registrant and Shane H. Traveller.*
10.24 Amendment to Amendment and Termination Agreement between the Registrant and Millenium Capital Quest.*
23.1     Consent of McKennon, Wilson & Morgan, LLP.
27.1     Financial Data Schedule.*
99.1     Consent of Edward P. Swain, Jr.*
99.2     Consent of William E. Hoke.*
-------------
*   Previously filed.

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